                                                                   EXHIBIT 10.24

                     AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered effective as of January 1, 2000, as amended March 7, 2000, between METROPOLITAN HEALTH NETWORKS, INC., a Florida corporation, (the "Company"), whose principal place of business is 5100 Town Center Circle, Suite #560, Boca Raton, FL, 33486, and FREDERICK STERNBERG an individual (the "EXECUTIVE"), whose address is 13320 Wrevham Court, Wellington, FL 33414.

                                                     RECITALS:

A. The Company is a healthcare provider of services as a PPM and MSO and the Company is interested in being an Internet-Based Critical Solutions and Service Provider to Healthcare Companies (the "Business").

B. The Executive has extensive experience in the Business and the Company wishes to employ Executive.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive hereby agree as follows:

                  1. EMPLOYMENT. The Company hereby employs Executive in as President and Chief Executive Officer, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. During the "Term" (including any renewals thereof) as defined herein Executive shall have such duties and responsibilities commensurate with said position.

                  2. COMPENSATION/BENEFITS.

                  a. SALARY. Company shall pay Executive a base salary (the "Base Salary"), One Hundred and Fifty Thousand ($150,000.00) Dollars for the first year, plus annual increases of ten (10%) percent per year of the prior year base salary inclusive of annual increases on April of each year. Said salary shall be paid consistent with the Company's payroll policies and procedures for all employees.

                  b. PERFORMANCE BONUS. Executive may receive an annual bonus ("Bonus") at the discretion of the Board of Directors.

                  c. EMPLOYEE BENEFITS. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executives and/or other executive employees, including, but not limited to, pension and other retirement plans, including any 401K Plan, group life insurance, dental, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability and other fringe benefits.

                  d. INSURANCE/INSURANCE POLICY BENEFITS.

                           (i) The Company shall provide dental,
hospitalization, surgical and major medical coverage for the Executive and Executive's family.

                           (ii) The Company agrees to obtain at its sole
expense, and for the benefit of the Executive's heirs, term insurance policies on the Executive in the amount of One Million ($1,000,000.00) Dollars. In the event of termination, for any reason, the Company shall continue the contract for the term of the Employment Agreement and then Executive shall be able to continue to coverage at his own expense.

                  e. VACATION. During each fiscal year of the Company, the Executive shall be entitled to four (4) weeks of vacation time to be utilized or paid for each year, or accrue and carry over into the following year.

                  f. BUSINESS EXPENSE REIMBURSEMENT. The Executive shall be provided with Company credit cards, and the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred.

                  g. AUTOMOBILE AND TELEPHONE EXPENSES.

                           (i) The Executive shall receive an automobile
allowance of Eight Hundred ($800.00) Dollars per month. The Employee shall be reimbursed for all reasonable expenses in connection with such automobile including, but not limited to, maintenance, insurance and gas.

                           (ii) The Company shall provide the Executive with an
automobile telephone and/or portable cellular telephone and pager.

         3. STOCK OPTION. The Executive shall also be granted options to purchase shares of Common Stock of the Company under the following terms and conditions:

                  a. Executive received Three Hundred Thousand (300,000) Options to purchase the Company's common stock at $0.30(cent) per share upon the signing of this Agreement.

                  b. Executive received Three Hundred Sixty Thousand (360,000) Options at $0.50 per share. The Executive shall receive Seven Hundred Thousand (700,000) options at $0.75 per share, vesting 100,000 options on April 1, 2001, 150,000 options on October 1, 2001, 150,000 on April 1, 2002, 150,000 options on
October 1, 2002 and 150,000 options on January 1, 2003. Whether or not vested or earned, shall be deemed earned and become fully vested upon the occurrence of any one of the following events:

                           (i) The Company enters into an Asset Purchase
Agreement for the sale of a material portion of its assets or operating affiliates or subsidiaries; or

                           (ii) The Company enters into a Merger Agreement
resulting in a change in ownership and/or control in the Company; or

                           (iii) The Company is otherwise acquired or a change
in control of the Company is otherwise effectuated in a transaction which may otherwise be reasonably deemed by an independent party to results in a constructive termination pursuant to subsections 5(f) or 5(g); or

                           (iv) Termination of employment by either the Company
or Executive.

                  c. Executive will receive additional longevity options at the rate of 25,000 per year of employment at a price of $1.00 per share.

                   At the request of Executive, the Company shall file a registration statement for the common stock underlying the options at the same time it files its annual report on Form 10-K, for all shares earned each year. The Executive will have the right to sell or transfer earned or vested shares and options without restrictions.

         4. TERM. The Term of employment hereunder will commence February 1, 2000, and end Five (5) years from the Effective Date ("Term"), unless terminated pursuant to Section 5 of this Agreement.

         5. DEATH, DISABILITY AND TERMINATION.

                  a. DEATH. In the event of the death of the Executive during the Term or of the Renewal Term of the Agreement, salary shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive for a period of one
(1) year from and after the date of death. The Company shall also pay to the Executive's estate or heirs, as the case may be, any such accrued amount of Bonus based upon (i) the formula set forth in Section 2(b) of this Agreement for the fiscal year in which the death of the Executive occurred; (ii) divided by twelve (12); and (iii) then multiplied the number of completed months the Executive was employed by the Company just prior to the Executive's death. Other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans.

                  b. DISABILITY.

                           (i) In the event of the Executive's disability, as
hereinafter defined, the Executive shall be entitled to compensation in accordance with the Company's disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive the Executive's salary for a period, at the annual rate in effect immediately prior to the commencement of disability, of not less than one (1) year from the date on which the disability has deemed to occur as hereinafter provided below. Any amounts provided for in this Section 5(b) shall be offset by other long-term disability benefits provided to the Executive by the Company.

                           (ii) "Disability" for the purposes of this Agreement,
shall be deemed to have occurred in the event (a) the Executive is unable by reason of sickness or accident to perform the Executive's duties under this Agreement for a cumulative total of twelve (12) weeks within any one calendar year or (b) the Executive is unable to perform Executive's duties for ninety
(90) consecutive days or (c) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

                           Anything herein to the contrary notwithstanding; if,
following a termination of employment hereunder due to disability as provided in the preceding paragraph, the Executive becomes reemployed, whether as an Executive or a consultant, any salary, annual incentive payments or other benefits earned by the Executive from such employment shall offset any salary continuation due to the Executive hereunder commencing with the date of reemployment.

                  c. TERMINATION BY THE COMPANY FOR CAUSE.

                           (i) Nothing herein shall prevent the Company from
terminating Employment for "Cause" as hereinafter defined. The Executive shall continue to receive salary only for the period ending with the date of such termination as provided in this Section 5(c). Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

                           (ii) "Cause" shall mean (a) committing or
participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; or otherwise (b) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily.

                           (iii) Notwithstanding anything else contained in this
Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 5(c) contained in this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth in Section 5(c).

                  d. TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE.

                           (i) The foregoing notwithstanding, the Company may
terminate the Executive's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 5(c) above, or if Executive's employment is terminated under Sections 5(f) or 5(g) hereto the Company shall continue to be obligated to pay to Executive his Salary and current and future Bonuses and Executive shall be entitled to all Stock Options earned or not yet earned through the full term of this Agreement and Company will register all shares owned by the Executive, his family, and companies controlled by the Executive or his family as well as all option shares at Company expense.

                           (ii) In the event that the Executive's employment
with the Company is terminated pursuant to this Section 5(d), Section 5(f) or
Section 5(g), then Section 6 of this Agreement and all references thereto shall be inapplicable as to the Executive and the Company.

                  e. VOLUNTARY TERMINATION. In the event the Executive terminates the Executive's employment on the Executive's own volition (except as provided in Section 5(f) and/or Section 5(g)) prior to the expiration of the

Term or Renewal Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with Section 5(a).

                  f. CONSTRUCTIVE TERMINATION OF EMPLOYMENT. A termination by the Company without Cause under Section 5(d) shall be deemed to have occurred upon the occurrence of one or more of the following events without the express written consent of the Executive:

                           (i) a significant change in the nature or scope of
the authorities, powers, function duties or responsibilities attached to Executive's as described in Section 1; or

                           (ii) a change in Executive's principal office to a
location outside the Palm Beach, and Broward Counties, Florida area, without the prior written consent of the Executive; or

                           (iii) a Five Percent (5%) reduction in the
Executive's salary below the salary in effect immediately prior to such reduction or a reduction in the target bonus participation under Section 5(b) as a percentage of salary; or

                           (iv) a material breach of the Agreement by the
Company, or

                           (v) a material reduction of the Executive's benefits
under any employee benefit plan, program or arrangement (for Executive individually or as part of a group) of the Company as then in effect or as in effect on the effective date of the Agreement, which reduction shall not be effectuated for similarly situated employees of the Company, or

                           (vi) failure by a successor company to assume the
obligations under the Agreement; or

                           (vii) if at any time Executive is not a member of the
Board of Directors of the Company without the prior written consent of Executive; or

                           Anything herein to the contrary notwithstanding, the
Executive shall give written notice to the Board of Directors of the Company that the Executive believes an event has occurred which would result in a Constructive Termination of the Executive's employment under this Section 5(f), which written notice shall specify the particular act or acts, on the basis of which the Executive intends to so terminate the Executive's employment, and the Company shall then be given the opportunity, within fifteen (15) days of its receipt of such notice to cure said event; provided, however, there shall be no period permitted to cure a second occurrence of the same event and in no event will there be a required period to cure following the occurrence of two events as described in this Section 5(f).

                  g. TERMINATION FOLLOWING A CHANGE OF CONTROL AND COMPENSATION REDUCTION.

                           (i) In the event that a "Change in Control," as
hereinafter defined, of the Company shall occur at any time during the Term or Renewal Term hereof, the Executive shall have the right to terminate the Executive's employment under this Agreement upon thirty (30) days written notice given at any time within one (1) year after the occurrence of such event and such termination of the Executive's employment with the Company pursuant to this
Section 5(g)(i), then, in any such event such termination shall be deemed to be a Termination by the Company Other than for Cause and the Executive shall be entitled to such Compensation and Benefits as set forth in Subsection 5(d) of this Agreement.

                           (ii) For purposes of this Agreement, a "Change in
Control"' of the Company shall mean a change in control (a) as set forth in
Section 28OG of the Internal Revenue Code or (b) of a nature that would be required to be reported in response to Item I of the current report on Form 8K, as in effect on the date hereof. pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the Exchange Act").

         6. COVENANT NOT TO COMPETE. Executive acknowledges and recognizes the highly competitive nature of Company's Business and the goodwill and business strategy of the Company, continued patronage constitute a substantial asset of the Company. Executive further acknowledges and recognizes that during the course of the Executive's employment Executive will receive specific knowledge of Company's Business, access to trade secrets and Confidential Information, as defined in Section 7, participate in business acquisitions corporation and decisions, and that it would be impossible for Executive to work for a competitor without using and divulging this valuable confidential information. That Executive acknowledges that Company is without an adequate remedy at law in the event this covenant is violated. Executive farther acknowledges that this covenant not to compete is an independent covenant within this Agreement. This covenant shall survive this Agreement and shall be treated as an independent covenant for the purposes of enforcement; provided, however, that the provisions of this Section 6 shall not apply if Executive's employment is terminated without cause as provided in Section 5(c) above, or if Executive's employment is terminated under Sections 5(f) or 5(g) hereof The Executive recognizes that the terms of this covenant are reasonable and necessary for the protection of the Company's business because the value of Executive's services will be enhanced by his association with Company. Accordingly, Executive agrees to the following:

                  a. that for a period of Twelve (12) months after termination of the Executives employment under this Agreement or any renewal or extension thereof (the Restricted Period'), for whatever reason and anywhere within Dade, Broward, Palm Beach, Treasure Coast, and Daytona Beach County (the "Restricted Area"), Executive will not individually or in conjunction with others, directly engage in any Business Activities other than on behalf of the Company and as agreed by the Company and Executive, whether as an officer, director, proprietor, employer, employee, partner independent contractor, investor (other than as a holder of less than Ten (10%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

                  b. that during the Restricted Period and within the Restricted Area, Executive will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company's Doctor which have a business relationship with the Company at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

                  c. That during the Restricted Period and within the Restricted Area, Executive will not (a) directly or indirectly recruit or solicit any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (b) employ or seek to employ, or cause to permit any business which competes directly or indirectly with the Business of the Company (the "Competitive Business") to employ or seek to employ for any Competitive Business any person who is then (or was at any time within six (6) months prior to the date Executive or the Competitive Business employs of seeks to employ such person) employed by the Company.

                  d. That during the Restricted Period, Executive will not interfere with, disrupt attempt to disrupt any past, present or prospective relationship contractual or otherwise, between the Company and any Company's Doctors, Employees or Agents.

                  e. The provision of paragraph 6 will not be in effect for any corporation or partnership Employer is a direct or indirect shareholder interest holder, and/or has entered into any kind of joint venture relationship or partnership with the Company.

         7. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

                  a. Executive acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, patient fists and information concerning the Company's services, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright trademark proprietary information, formulae, protocols, forms, procedures, training methods, development technical information, know-how, show-how, new product and service development, advertising budgets, past, present and future marketing, activities and procedures, method for operating the Company's Business, credit and financial data concerning the Company's Clients and patient lists, which patient lists shall not only mean one or more of the names and address of the patients of the Company, but it shall also encompass any and all information whatsoever regarding them, including their needs, and marketing; advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the "Confidential Information") are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive by virtue of Executive's association with the Company. In light of the highly competitive nature of the industry in which the Company's business is conducted, Executive agrees that all Confidential Information, heretofore or in the future obtained by Executive as a result of Executive's association with the Company shall be considered confidential.

                  b. The Executive agrees that the Executive shall (1) hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company; (2) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (3) not use, directly or indirectly. the Confidential information in order to perform the Executive's duties and responsibilities to the Company;
(4) restrict the disclosure or availability of the Confidential Information to those who have read and understand this Agreement and who have a need to know the information in order to achieve the purposes of this Agreement without the prior consent of the Company; (5) not copy or modify any Confidential Information without prior written consent of the Company, provided, however, that such copy or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent the Executive from performing his/her duties and responsibilities to the Company; (6) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and (7) relinquish and require all of its employees to relinquish all rights it may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information; promptly delivery to the Company any such matter as the Company may direct at any time, and not retain any copies or other reproductions thereof

                  c. Executive further agrees (1) that Executive shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries which may be conceived, made or acquired by Executive as the direct or indirect result of the disclosure by the Company of the Confidential Information to Executive; (2) that all such ideas, inventions, improvements and discoveries conceived, made or acquired by Executive, alone or with the assistance of others, relating to the Confidential Information in accordance with the provisions hereof and that Executive shall not acquire any intellectual property rights under this Agreement except the limited right to use set forth in this Agreement; (3) that Executive shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

                  d. Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which the Executive can show (1) at the time of disclosure, is in the public domain as evidenced by printed publications; (2) after the disclosure, enters the public domain by way of printed publication through no fault of the Executive; (3) by written documentation was in its possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or (4) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to the Executive by a third party, respectively. Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain. If the Executive intends to avail himself/herself of any of the foregoing exceptions, the Executive shall notify the Company in writing of his/her intention to do so and the basis for claiming the exception.

                  e. Upon written request of the Company, Executive shall return to the Company all written materials containing the Confidential Information. Executive shall also deliver to the Company written statements signed by Executive certifying all materials have been returned within five (5) days of receipt of the request.

         8. AMENDMENTS. This Agreement shall not be modified or amended except by written agreement duly executed by the parties hereto.

         9. HEADINGS. All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

         10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute on e and the same instrument.

         11. ENTIRE AGREEMENT. This Agreement hereto constitutes the entire understanding between the parties. Nothing in this Agreement will prevent or restrict Executive from serving on the Board of Directors of public or private companies and receive compensation from such service.

         12. GOVERNING LAW. This Agreement is to be construed and enforced according to the laws of the State of Florida. This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

         13. VENUE. Venue in any action arising from this Agreement shall be in Palm Beach County, Florida.

         14. ATTORNEYS' FEES. In connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs at pretrial, trial, and appellate levels from the non-prevailing party.

         15. SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

         16. NON-ASSIGNABILITY. This Agreement is personal in nature and not assignable by any party hereto.

         17. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, its' successors, transferees and assigns.

         18. CONSTRUCTION. In construing this Agreement, the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include every other and all genders.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in Palm Beach County, Florida.

CORPORATE SEAL             METROPOLITAN HEALTH NETWORKS, INC.



                                    BY:
                                        --------------------------------------
                                                   KARL SACHS, DIRECTOR

                                    BY:
                                        --------------------------------------
                                                   MARK GERSTENFELD, DIRECTOR

                                    BY:
                                        --------------------------------------
                                                   PAUL PRESTE, DIRECTOR

                                    EXECUTIVE

                                    BY:
                                        --------------------------------------
                                            FREDERICK STERNBERG